Exhibit 23.2

         CONSENT OF PRIOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 16, 2004, (except for paragraphs 13 of Note 1, and Note 10, as to which the date is May 27, 2005) accompanying the June 30, 2004 consolidated financial statements of Bioenvision Inc. and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP


New York, New York
December 14, 2005